UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2015
ACCO BRANDS CORPORATION
(Exact name of registrant as specified in its charter)
____________________________

Delaware	001-08454	36-2704017
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
Four Corporate Drive Lake Zurich, IL 60047		60047
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (847) 541-9500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

[ ]	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Section 5 - Corporate Governance and Management
Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2015 Compensation Actions for Executive Officers

On March 3, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the "Board") of ACCO Brands Corporation (the "Company") approved various actions with respect to the compensation of certain executive officers who were “named executive officers” for purposes of the Company’s 2014 proxy statement, other than with respect to Boris Elisman, the Company’s President and Chief Executive Officer, whose compensation was approved by the Board on March 4, 2015. These actions are further discussed below.

2014 Annual Incentive Plan. Based on the level of achievement against the goals that had been established under the Company’s 2014 annual incentive plan (the “2014 AIP”), awards of $665,502 for Mr. Elisman, $264,541 for Neal V. Fenwick, the Company’s Executive Vice President and Chief Financial Officer, $197,206 for Neil A. McLachlan, the Company’s Executive Vice President and President, International, $140,450 for Christopher M. Franey, the Company’s Executive Vice President and President, Computer Products Group, and $281,976 for Thomas W. Tedford, the Company's Executive Vice President and President, U.S. Office and Consumer Products, were approved.

2015 Annual Incentive Plan. For 2015, awards and performance measures under the Company’s 2015 annual incentive plan (the “2015 AIP”) were approved pursuant to which executive officers will be eligible to earn cash awards upon the achievement of a threshold level of adjusted operating income and attainment of performance goals based on certain operating income, net sales growth and working capital efficiency targets. No changes were made to the target bonus opportunity from those established for 2014 for any of the named executive officers.

2015 Long-term Incentive Awards and Establishment of PSU Performance Measures. The Compensation Committee (and the Board with respect to Mr. Elisman) approved the grant of long-term incentive awards to Messrs. Elisman, Fenwick, Franey, and Tedford comprised of 50% performance share units ("PSUs"), 25% restricted stock units ("RSUs") and 25% non-qualified stock options ("NQSOs"). The total value of the long-term incentive awards for each of Messrs. Fenwick, Franey, and Tedford was set at $500,000, $400,000, and $700,000, respectively. The Board approved a long-term incentive grant value of $2,100,000 for Mr. Elisman.

The PSUs granted cover a three-year (2015-2017) performance period. Participants will have an opportunity to earn from 50% to 150% of the value of the PSUs based upon the level of achievement within a range of threshold to maximum performance targets. The award opportunity for the three-year 2015-2017 PSU cycle will be based on the achievement of adjusted free cash flow and adjusted earnings per share goals.

Salary. The Board approved a salary of $800,000 for Mr. Elisman, representing a 9% increase over 2014. Increases in base salaries for the other officers were less than 5% as compared to the prior year. The salary increases are effective April 1, 2015.

2015 Compensation Actions with Respect to Mr. Keller

Effective March 13, 2015, Mr. Keller will transition from his current role as Executive Chairman to non-executive Chairman of the Board. As a non-employee director, Mr. Keller will be compensated in the same manner as all other non-employee directors. Non-employee director compensation is recommended by the Nominating and Corporate Governance Committee (the "Governance Committee") of the Board and approved by the Board. In addition to the annual cash retainer and annual equity grant paid to all non-employee directors, Mr. Keller will be paid an additional annual retainer of $100,000 for serving as Chairman of our Board. Mr. Keller did not participate in the 2014 or 2015 annual incentive plan nor did he receive an LTIP grant in either of those years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCO Brands Corporation (Registrant)
Date:	March 5, 2015	By:	/s/ Pamela R. Schneider
Name: Pamela R. Schneider
Title: Senior Vice President
and General Counsel